Exhibit 99(a)

Culp Announces Results for Third Quarter Fiscal 2009

HIGH POINT, N.C.--(BUSINESS WIRE)--March 3, 2009--Culp, Inc. (NYSE: CFI) today reported financial and operating results for the third quarter and nine months ended February 1, 2009.

Highlights for the third quarter include the following:

  Net sales were $44.6 million, 26 percent lower than the third quarter of the prior year, with mattress fabric segment sales of $25.2 million, down 18 percent, and upholstery fabrics segment sales of $19.4 million, down 35 percent.
  Pre-tax income was $794,000, before restructuring items, compared with $1.4 million in the prior year. Including restructuring items in both periods, third quarter pre-tax income was $17,000 compared with $643,000 in the same period of last year.
  Net loss was $450,000, or ($0.04) per share, compared with net income of $903,000, or $0.07 per share in the prior year quarter. The current quarter included income tax expense of $467,000, while the prior year’s quarter included a tax benefit of $260,000, both principally due to foreign currency exchange in the company’s Canadian operation.
  Cash flow from operations was $7.9 million for the third quarter and $14.8 million for the nine month year-to-date period. This compares with $14.8 million for the nine month period of last year. This year’s performance is due to consistent profitability in mattress fabrics and excellent working capital management in both segments. Key measures for working capital, such as days’ sales in receivables and inventory turnover, continue to improve, even with lower sales volume.
  Mattress fabrics achieved continued profitability during the third quarter, with operating income of $2.2 million, and operating margins exceeding the third quarter of last year, despite an unprecedented sharp decline in industry demand for bedding.
  We successfully completed the integration of the $11.0 million acquisition of the knitted mattress fabrics operation of Bodet & Horst USA in August 2008.
  Upholstery fabrics results showed a substantial turnaround, with a $51,000 operating profit for the third quarter, reversing a $1.4 million operating loss in the first quarter of this fiscal year, while facing an extraordinary drop in furniture industry demand.
  Our financial position strengthened significantly during the third quarter, with cash building to $15.8 million and total debt reduced to $28.1 million. For the quarter, total debt less cash (net debt) was $12.3 million compared with net debt of $23.7 million at the end of the second quarter. This large decrease resulted from strong third quarter cash flow and the sale and lease back of the corporate office building during the quarter. During the fourth quarter, the company expects to make a $7.1 million scheduled principal payment, reducing debt to $21.0 million by fiscal year end.
  Including the scheduled debt payment in the fourth quarter of $7.1 million, the company will have paid off approximately $31 million in total debt over the last two fiscal years.
  The fourth quarter projection is for overall sales to decrease by 25-30 percent, with mattress fabric sales off 13-18 percent and upholstery fabrics sales down 35-40 percent. Industry demand in both segments is very challenging. However, bedding appears to be faring better than furniture. Pre-tax income, before restructuring items, is expected to be in the range of $1.2 to $2.0 million. Restructuring items are estimated to approximate $100,000 in the fourth quarter.

Overview

For the three months ended February 1, 2009, net sales were $44.6 million, down 26.3 percent compared with $60.5 million a year ago. The company reported a net loss of $450,000, or $0.04 per diluted share for the third quarter of fiscal 2009, compared with net income of $903,000, or $0.07 per diluted share, for the third quarter of fiscal 2008. On a pre-tax basis, the company reported income of $17,000, compared with pre-tax income of 643,000 for the third quarter of fiscal 2008. The pre-tax results for the third quarter of fiscal 2009 included non-cash restructuring and related charges of approximately $504,000 related to fixed assets and inventories, and cash charges of $273,000 in restructuring and related charges pertaining to asset disposal costs and lease and employee terminations, both in the upholstery fabrics segment. Excluding these charges in both periods, the company reported pre-tax income of $794,000 for the third quarter of fiscal 2009, compared with pre-tax income of $1.4 million for the third quarter of fiscal 2008. (A reconciliation of pre-tax income has been set forth on Page 6.)

For the nine months ended February 1, 2009, the company reported net sales of $ 156.2 million compared with $190.0 million for the same period a year ago. Net loss for the first nine months of fiscal 2009 was $40.5 million, or $3.20 per diluted share, compared with net income of $3.3 million, or $0.26 per diluted share, for the same period last year. This net loss included a $30.5 million non-cash charge through the third quarter for the establishment of a valuation allowance against all of the company’s deferred tax assets. On a pre-tax basis, the company reported a loss of $9.1 million, compared with pre-tax income of $3.4 million for the first nine months of fiscal 2008. The pre-tax results for the first nine months of fiscal 2009 included non-cash restructuring and related charges of approximately $11.5 million related to fixed assets and inventories and cash charges of $1.5 million in restructuring and related charges pertaining to asset disposal costs and lease and employee terminations, both in the upholstery fabrics segment. Excluding these charges in both periods, pre-tax income for the first nine months of fiscal 2009 was $3.9 million, compared with pre-tax income of $5.7 million for the first nine months of fiscal 2008.

Frank Saxon, chief executive officer of Culp, Inc., said, “We are pleased with our solid execution through what has been and continues to be an extremely challenging business environment. While our sales reflect the sharp decline in discretionary consumer spending, especially for furniture, we believe we have effectively managed our operations with a leaner and more agile operating platform. Our upholstery fabrics sales have been the hardest hit by the economic downturn, but this segment was still profitable in the third quarter as a result of the successful implementation of our profit improvement plan. The mattress fabrics business has been much steadier through the economic downturn, and we had continued margin improvement compared with the prior year period.

“Considering the challenging environment, we have been very focused on our working capital management and, as a result, we generated almost $8 million in cash flow from operations in the third quarter, bringing the year to date total to almost $15 million. Our financial position has greatly improved this quarter and we believe we have a strong competitive position in both mattress fabrics and upholstery fabrics. More importantly, Culp continues to represent a stable and reliable supplier for our customers.”

Mattress Fabrics Segment

Mattress fabric sales for the third quarter were $25.2 million, an 18 percent decline compared with $30.9 million for the third quarter of fiscal 2008. Mattress fabric sales represented 57 percent of total company sales for the quarter, compared with 51 percent a year ago. On a unit volume basis, total yards sold decreased by 20 percent compared with the third quarter of fiscal 2008. The average selling price of $2.46 per yard for the third quarter of fiscal 2009 was slightly higher than $2.42 per yard for same period a year ago, reflecting a shift in product mix toward more knitted and other specialty fabrics. Operating income for this segment was $2.2 million, or 8.9 percent of sales, compared with $2.6 million, or 8.5 percent of sales, for the prior-year period.

“The mattress fabrics business had a solid quarter as bedding products continued to outperform other durable consumer product categories in this difficult business environment,” said Saxon. The mattress business is driven much more by replacement purchases and consumer need, and is not closely related to housing demand, which is the primary driver of our upholstery fabrics business. Our mattress fabrics operations are running well as we have now successfully completed the integration of the knitted mattress fabrics operation of Bodet & Horst USA, or B&H, and are beginning to realize the incremental value of this $11.0 million investment, made in August 2008. This acquisition has significantly enhanced our strong service platform for our customers. Earlier in this fiscal year, we also completed a $5.0 million capital project to significantly strengthen our woven mattress fabrics manufacturing operations and provide further reactive capacity for servicing our customers. With these investments in place and contributing, we are well positioned with a large and modern, vertically integrated manufacturing platform in the major product categories of the mattress fabrics industry. We believe we have a solid leadership position in this business, and our strategic focus continues to be providing our customers with outstanding delivery performance, quality, innovation and value.”

Upholstery Fabrics Segment

Sales for this segment, which include both fabric and cut and sewn kits, were $19.4 million, a 35 percent decline compared with $29.6 million in the third quarter of fiscal 2008. Total fabric yards sold declined by 38 percent, while average selling prices were approximately two percent lower than the third quarter of fiscal 2008. Sales of cut and sewn kits were up 28 percent over the same period last year. Upholstery fabrics sales reflect continued weak demand industry wide, especially for U.S. produced upholstery fabrics, driven by imported furniture and fabrics. Sales of non-U.S. produced fabrics were $15.4 million in the third quarter, down 24 percent over the prior year period, while sales of U.S. produced fabrics were $4.0 million, down 57 percent from the third quarter of fiscal 2008. Operating income for the upholstery fabrics segment for the third quarter of fiscal 2009 was $51,000, reversing the operating losses of $1.4 million and $804,000 in the first and second quarters, respectively. Operating income was $395,000 in upholstery fabrics for the same period a year ago.

“The implementation of our profit improvement plan has gone well and we are already realizing the benefits of our actions,” Saxon noted. “The consolidation of our China operations has had measurable impact, and we now expect to realize annual savings of over $3.0 million. Additionally, for the third quarter of fiscal 2009, selling, general and administrative, or SG&A, expenses in upholstery fabrics were down 33 percent, or $3.6 million on an annual basis, over the third quarter a year ago. Further, the upholstery fabrics division has contributed substantially to our strong cash flow this year through outstanding working capital management, especially with inventories. Inventory levels have been lowered to $10.1 million, a 52% decrease from the year end level of $20.8 million. Inventory turnover has improved 20% in a declining sales environment. As a result of our aggressive actions this year and in previous years, we have established a very lean and agile platform with our China operation and our one remaining U.S. facility. We believe we have significantly minimized operating risk in our upholstery fabrics business by pursuing a strategy to dramatically lower the capital invested and transition to a highly variable cost model.

“We have had to make a number of very difficult decisions in this business this fiscal year. However, as a result of these actions and those in previous years, we remain cautiously optimistic about our longer term prospects in the upholstery fabrics business because of the following: (a) we have been receiving significantly higher fabric placements, including cut and sew kits, with a broader base of key customers; (b) a declining and weakening set of competitors in the U.S. and in China; (c) we have established a mature and scalable model in China that is vertically integrated by way of a network of key manufacturing partners that we have developed over several years; and (d) the results achieved to date from our profit improvement plan. These are all favorable indicators for improving results over the long term as the eventual recovery in demand for furniture takes place,” said Saxon.

Balance Sheet

“We have been diligent in our efforts to strengthen our financial position and generate cash flow in this very weak and highly uncertain environment,” added Saxon. “Notably, at the end of the third fiscal quarter, our balance sheet reflected $15.8 million in cash, compared with $8.5 million at the end of the second fiscal quarter. We generated $14.8 million in cash flow from operations through the first nine months of fiscal 2009 which compares with $14.8 million in the first nine months of last year. This reflects consistent profitability in mattress fabrics and substantial improvement in working capital management, especially inventories, which were down by over $12.5 million, or 33 percent, since the third quarter of fiscal 2008. Our financial position has strengthened considerably during this fiscal year and is providing us with an important competitive advantage in light of the challenges facing our industry.”

On January 29, 2009, the company completed the sale of its corporate headquarters building located in High Point, North Carolina, to a local business partnership for a purchase price of $4.0 million. Pursuant to the terms of the sale, Culp will reduce its ongoing occupancy costs by leasing the existing space from the new owners for the next three years with renewal options at that time. The proceeds were used to retire $4.0 million of the $6.1 million outstanding mortgage loan and the remaining balance is now part of the company’s unsecured long-term debt and is due in June 2010.

Total debt, which includes current maturities of long term debt and long term debt, was $28.1 million at the end of the third quarter, including the $11.0 million unsecured term loan added in the second quarter for the B&H acquisition, compared with $33.4 million a year ago. In early February, the company also made a $4.0 million pre-payment on its $7.1 million principal payment due in March, reducing our total debt to $24.1 million. Following the remaining $3.1 million payment due in March, Culp’s total debt will be $21.0 million at the end of fiscal 2009. The next scheduled principal payment is $7.1 million due in March 2010. All of Culp’s debt is now unsecured. In addition, the company has a $6.5 million unsecured line of credit in the U.S. with no borrowings outstanding and a $4.0 million unsecured line of credit in China with no outstanding borrowings.

Outlook

Commenting on the outlook for the fourth quarter of fiscal 2009, Saxon remarked, “We expect the prevailing economic uncertainties and issues surrounding the housing and credit crises will continue to unfavorably affect consumer demand for furniture and, to a lesser extent, bedding products.

“We expect sales in our mattress fabrics segment to be down approximately 13 to 18 percent for the fourth quarter. Even with the lower sales, operating income margin in this segment is expected to approximate last year’s fourth quarter operating margin.

“In our upholstery fabrics segment, we expect sales to be down approximately 35 to 40 percent for the fourth quarter, due primarily to very weak demand in the retail furniture business, especially for U.S. produced fabrics. A portion of this decrease is due to the discontinuation of certain product lines over the past year; primarily in U.S. produced decorative fabrics. In spite of considerably lower expected sales, we believe the upholstery fabric segment’s results will reflect performance in the range of breakeven to a moderate operating loss, due to the profit improvement plans and significant reductions in SG&A.

“Considering these factors, we expect to report pre-tax income in the fourth quarter in the range of $1.2 to $2.0 million, excluding restructuring and related charges. With the volatility and substantial charges in the income tax area during this fiscal year, the income tax expense or benefit and related tax rate for the fourth quarter are too uncertain to estimate. We currently expect to have restructuring charges of approximately $100,000 in the fourth fiscal quarter. Including the restructuring and related charges, the company expects to report pre-tax income for the fourth fiscal quarter of 2009 in the range of $1.1 million to $1.9 million. (A reconciliation of the projected income before taxes has been set forth on Page 6.) This is management's best estimate at present, recognizing that future financial results are difficult to predict because of the severe economic uncertainties, the difficulties facing the upholstery fabrics and mattress fabrics industries, and the internal changes underway within the company. The actual results will depend primarily upon the level of demand throughout the quarter," said Saxon.

In closing, Saxon remarked, “We believe we have positioned Culp to continue to operate effectively through this challenging period. We have created a lean, low-capital business model that is commensurate with current demand levels and also positions us very well when the industry eventually recovers. We believe we are the market leader in both of our business segments, and we have the financial strength necessary to sustain our position. We believe there are opportunities to further develop our mattress fabrics business with our improved manufacturing platform in both woven and knit product categories and our strong focus on delivering exceptional customer service. Although business conditions in the retail furniture industry are very difficult, we are confident that we will continue to successfully confront our near-term challenges and pursue the opportunities before us, especially when demand improves. Above all, we are focused on execution for our customers as a financially stable and reliable source of innovative products, delivery performance and quality.”

About the Company

Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company’s fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

This release contains statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company’s business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Changes in consumer tastes or preferences toward products not produced by the company could erode demand for the company’s products. Strengthening of the U.S. dollar against other currencies could make the company’s products less competitive on the basis of price in markets outside the United States and strengthening of currencies in Canada and China can have a negative impact on the company’s sales in the U.S. of products produced in those countries. Also, economic and political instability in international areas could affect the company’s operations or sources of goods in those areas, as well as demand for the company’s products in international markets. Also, the level of success in integrating the acquisition of assets from Bodet & Horst will affect the company’s ability to meet profitability goals. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on July 9th, 2008 for fiscal year ended April 27, 2008.

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Nine Months Ended
	February 1,	January 27,	February 1,	January 27,
	2009	2008	2009	2008

Net sales	$44,592,000	$60,482,000	$156,176,000	$190,048,000
Income (loss) before income taxes	$17,000	$643,000	$(9,096,000)	$3,412,000
Net income (loss)	$(450,000)	$903,000	$(40,538,000)	$3,307,000
Net income (loss) per share:
Basic	$(0.04)	$0.07	$(3.20)	$0.26
Diluted	$(0.04)	$0.07	$(3.20)	$0.26
Income before income taxes, excluding restructuring and related charges and impairment charges*	$794,000	$1,417,000	$3,946,000	$5,691,000
Average shares outstanding:
Basic	12,653,000	12,635,000	12,650,000	12,617,000
Diluted	12,653,000	12,738,000	12,650,000	12,770,000

*Excludes restructuring and related charges of $777,000 for the third quarter of fiscal 2009. Excludes restructuring and related charges of $13.0 million for the first nine months of fiscal 2009.

Excludes restructuring and related charges of $774,000 for the third quarter of fiscal 2008. Excludes restructuring and related charges of $2.3 million for the first nine months of fiscal 2008.

CULP, INC.
Reconciliation of Income (Loss) before Income Taxes as Reported to Pro Forma Income before Income Taxes
(Unaudited)

	Three Months Ended		Nine Months Ended
	February 1,	January 27,	February 1,	January 27,
	2009	2008	2009	2008
Income (loss) before income taxes, as reported	$17,000	$643,000	$(9,096,000)	$3,412,000
Restructuring and related charges	$777,000	$774,000	$13,042,000	$2,279,000

Pro forma income before income taxes	$794,000	$1,417,000	$3,946,000	$5,691,000

Reconciliation of Projected Range of Income before Income Taxes to Projected Range of Pro Forma Income before Income Taxes
(Unaudited)

			Three Months Ending
			May 3, 2009
Projected range of income before income taxes			$1,200,000 - $2,000,000
Projected restructuring and related charges			$100,000
Projected range of pro forma income before income taxes			$1,100,000 - $1,900,000

CONTACT:
Culp, Inc.
Kenneth R. Bowling, Chief Financial Officer, 336-881-5630